Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2011, with respect to the consolidated financial statements of Michaels Stores, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-173786) and related Prospectus of Michaels Stores, Inc. for the registration of $800,000,000 7 3/4% Senior Notes due November 1, 2018.

/s/ Ernst & Young LLP

Dallas, Texas

June 6, 2011